Filed Pursuant to Rule 424(b)(2)
Registration No. 333-261476
Pricing Supplement dated June 22, 2022 to the
Prospectus dated December 29, 2021 and
Prospectus Supplement dated December 29, 2021

The Bank of Nova Scotia
$100,000,000
Floored Floating Rate Notes, Series A
Due June 24, 2025

•	100% repayment of principal at maturity, subject to the credit risk of the Bank
•	3-year stated term
•	Designed to provide quarterly interest payments
•	Floating Interest Rate of 2-Year U.S. dollar SOFR ICE Swap Rate, subject to a minimum rate of 3.62% per annum

The Floored Floating Rate Notes, Series A due June 24, 2025 (the “Notes”) offered hereunder are unsubordinated and unsecured obligations of The Bank of Nova Scotia and are subject to investment risks including possible loss of the Principal Amount invested due to the credit risk of The Bank of Nova Scotia. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia.
The Notes will not be listed on any securities exchange or automated quotation system.
Neither the United States Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus or prospectus supplement. Any representation to the contrary is a criminal offense. The Notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation act (the “CDIC Act”), the United States Federal Deposit Insurance Corporation, or any other governmental agency of Canada, the United States or any other jurisdiction.
Scotia Capital (USA) Inc. (“SCUSA”) or any of our affiliates or agents may use this pricing supplement in market-making transactions in the Notes after their initial sale. Unless we, SCUSA or another of our affiliates or agents selling such Notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-37 of the accompanying prospectus supplement.
Investment in the Notes involves certain risks. You should refer to “Additional Risk Factors” beginning on page P-7 of this pricing supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement.
	Per Note	Total
Price to public	100.00%	$100,000,000.00
Underwriting commissions[1]	0.35%	$350,000.00
Proceeds to The Bank of Nova Scotia[2]	99.65%	$99,650,000.00
[1]
SCUSA, our affiliate, has agreed to purchase the Notes from us at the Principal Amount and, as part of the distribution of the Notes, has agreed to sell the Notes to other registered broker-dealers at a discount of $3.50 (0.35%) per Principal Amount of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

[2]
Excludes potential profits from hedging. For additional considerations relating to hedging activities see “Additional Risk Factors — Risks Relating to Liquidity and Secondary Market Price Considerations — The Inclusion of Dealer Spread and Projected Profit from Hedging in the Price of the Notes is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

We will deliver the Notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on the Original Issue Date against payment in immediately available funds.
Scotia Capital (USA) Inc.

SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying prospectus and the accompanying prospectus supplement, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.
Issuer:	The Bank of Nova Scotia (the “Issuer” or the “Bank”)
Issue:	Senior Note Program, Series A
Type of Note:	Floored Floating Rate Notes
CUSIP / ISIN:	06416DBJ4 / US06416DBJ46
Aggregate Principal Amount:	$100,000,000
Minimum Investment:	$1,000
Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Currency:	U.S. Dollars
Trade Date:	June 22, 2022
Original Issue Date:	June 24, 2022
Maturity Date:	June 24, 2025
Business Day:	Any day which is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law, regulation or executive order to close in New York City
Interest Rate:	The Notes will accrue interest, calculated using the Day Count Fraction, at the Floating Interest Rate, subject to the Minimum Rate
Interest Payment Dates:
The 24th calendar day of each March, June, September and December, commencing September 24, 2022 and ending on the Maturity Date
If any such day is not a Business Day, the applicable Interest Payment will be paid on the date determined according to the Business Day Convention

Interest Period:
For each Interest Payment Date, the quarterly period from, and including, the previous Interest Payment Date (or the Original Issue Date in the case of the first Interest Payment Date) to, but excluding, the next applicable Interest Payment Date (or the Maturity Date in the case of the final Interest Payment Date), in each case, without any adjustment in the event an Interest Payment Date is postponed.

Floating Interest Rate:	2-Year U.S. Dollar SOFR ICE Swap Rate, provided that the Floating Interest Rate will not be less than the Minimum Rate
Minimum Rate:	3.62% per annum

2-Year U.S. Dollar SOFR ICE Swap Rate:
For any Interest Determination Date, the rate for U.S. dollar swaps with a maturity of 2 years commencing as of such Interest Determination Date, as displayed on Bloomberg Professional® service (“Bloomberg”) page “USISSO02 <INDEX>” (or any successor service or page, as determined by the Calculation Agent) as of 11:00 a.m., New York City time, on such Interest Determination Date. If, on any Interest Determination Date, 2-Year U.S. Dollar SOFR ICE Swap Rate cannot be determined in this manner, then it shall be determined in an alternative manner, and may be based on an alternative rate, as described further herein under “Information About the Floating Interest Rate”.

Interest Determination Dates:	For each Interest Payment Date, the second Business Day preceding the applicable Interest Reset Date
Interest Reset Dates:	For each Interest Payment Date, the previous Interest Payment Date (or the Original Issue Date in the case of the first Interest Payment Date)
Day Count Fraction:	30/360
Business Day Convention:
Following, unadjusted
If any date of payment (including any Interest Payment Date or the Maturity Date) is not a Business Day, such payment will be made on the first following Business Day. No additional interest will accrue on the Notes as a result of such postponement, and no adjustment will be made to the length of the relevant Interest Period.

Status:
The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the CDIC Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime of any jurisdiction.

Canadian Bail-in Powers:	The Notes are not bail-inable debt securities (as defined in the accompanying prospectus) under the CDIC Act
Survivor’s Option:	Not Applicable
Form of Notes:	Book-entry
Calculation Agent:
Scotia Capital Inc., an affiliate of the Bank
The Calculation Agent will make all determinations with respect to the Notes, including, but not limited to, the Floating Interest Rate, any Successor Floating Interest Rate (and any corresponding changes to the terms of the Notes) and the amount payable on your Notes. All determinations made by the Calculation Agent shall be made in its sole discretion and, absent manifest error, will be final and binding on you and us, without any liability on the part of the Calculation Agent. We may change the Calculation Agent for your Notes at any time without notice and the Calculation Agent may resign as Calculation Agent at any time upon 60 days’ written notice to the Bank.

Record Date:	For interest due on an Interest Payment Date, the Business Day immediately preceding such Interest Payment Date
Tax Redemption:
The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price equal to the Principal Amount thereof together with accrued and unpaid interest to the date fixed for redemption, if it is determined that changes in tax laws or their interpretation will result in the Bank

(or its successor) becoming obligated to pay, on the next Interest Payment Date, additional amounts with respect to the Notes. See “Tax Redemption” in this pricing supplement.
Listing:	The Notes will not be listed on any securities exchange or automated quotation system
Use of Proceeds:	General corporate purposes, as discussed further herein under “Use of Proceeds and Hedging”
Clearance and Settlement:	Depository Trust Company

ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated December 29, 2021, as supplemented by the prospectus supplement dated December 29, 2021, relating to our Senior Note Program, Series A, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the accompanying prospectus supplement. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying prospectus supplement; and last, the accompanying prospectus. The Notes may vary from the terms described in the accompanying prospectus and the accompanying prospectus supplement in several important ways. You should read this pricing supplement, including the documents incorporated herein, carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth herein under “Additional Risk Factors” and in “Risk Factors” in the accompanying prospectus supplement. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes in light of your particular circumstances. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/9631/000119312521368646/d240752d424b3.htm
Prospectus Supplement dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007897/bn56815298-424b3.htm
The Bank reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, the Bank will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case the Bank may reject your offer to purchase.

PAYMENT AT MATURITY
We will pay you the Principal Amount of your Notes on the Maturity Date, plus the final Interest Payment.
In the event that the stated Maturity Date is not a Business Day, then the relevant repayment of principal plus the final Interest Payment will be made on the first following Business Day, as described herein under “Summary — Business Day Convention” herein.
INTEREST PAYMENTS
The Notes are Floored Floating Rate Notes. Interest will accrue at a rate equal to the Floating Interest Rate, which will equal 2-Year U.S. Dollar SOFR ICE Swap Rate, subject to the Minimum Rate of 3.62% per annum.
Payments on the Notes are based on a “30/360” day count convention and a “following, unadjusted” business day convention.
This means that the number of days in the applicable Interest Period will be based on a 360-day year of twelve 30-day months (“30/360”) and that the number of days in each Interest Period will not be adjusted if an Interest Payment Date falls on a day that is not a Business Day.
If any Interest Payment Date falls on a day that is not a Business Day (including the Interest Payment Date that is also the Maturity Date), the relevant Interest Payment will be made on the first following Business Day in accordance with the Business Day Convention, and no adjustment will be made to the amount payable or to the length of the relevant Interest Period.

ADDITIONAL RISK FACTORS
An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 6 of the accompanying prospectus.
You should understand the risks of investing in the Notes and carefully consider, with your advisers, the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement, the accompanying prospectus supplement and accompanying prospectus.
Risks Relating to Return Characteristics
The Amount of Each Interest Payment on an Interest Payment Date is Variable and May Be as Low as the Minimum Rate
You will receive interest on the applicable Interest Payment Date based on a rate per annum equal to the Floating Interest Rate fixed on the corresponding Interest Determination Date, which may be as low as the Minimum Rate. The Floating Interest Rate applicable to each Interest Payment Date will fluctuate because it is based on the floating rate of the 2-Year U.S. Dollar SOFR ICE Swap Rate. If the 2-Year U.S. Dollar SOFR ICE Swap Rate on any Interest Determination Date were less than the Minimum Rate, the Floating Interest Rate for the relevant Interest Period would be equal to the Minimum Rate. The 2-Year U.S. Dollar SOFR ICE Swap Rate, on which the Floating Interest Rate is based, will vary and there will be significant risks not associated with a conventional fixed-rate debt security. You should consider, among other things, the potential for the total Interest Payments on the Notes to be less than the amount that would be paid on a conventional debt security of the Bank of comparable maturity.
An Investment in the Notes is Subject to Interest Rate Risk and May be More Risky Than an Investment in Notes with a Shorter Term
The Floating Interest Rate may be lower than the interest rates for similar debt securities then-prevailing in the market. Accordingly, you would earn less interest on the Notes than you could earn on other investments with a similar level of risk available at such time. The value of your Notes may decline during a period of rising interest rates and the amount that you would receive for them in any secondary market transaction if you tried to sell them would be adversely affected. We have no control over a number of factors that may affect market interest rates, including geopolitical conditions and economic, financial, political, regulatory, judicial and other events that affect markets generally that are important in determining the existence, magnitude and longevity of these risks and their results. You will bear greater exposure to fluctuations in interest rates than if you purchased a similar investment with a shorter term. Any payments on the Notes, including the Interest Payments and the payment at maturity, may not fully compensate you for any loss in value due to inflation and other factors relating to the value of money over time.
The Repayment of the Principal Amount Applies Only at Maturity
The Notes offer repayment of the Principal Amount only if you hold your Notes until the Maturity Date
The Yield on the Notes may be Lower than the Yield on Conventional Debt Securities of Comparable Maturity
The yield that you will receive on your Notes may be less than the return you could earn on conventional debt securities of comparable maturity. The interest payable for each Interest Period is linked to the 2-Year U.S. Dollar SOFR ICE Swap Rate as of the applicable Interest Determination Date (subject to the Minimum Rate). If there is a decline in the 2-Year U.S. Dollar SOFR ICE Swap Rate over the term of your Notes, the effective yield on your Notes for any such Interest Period may be less than that which would be payable on a conventional fixed-rate debt security of comparable maturity, including those issued by the Bank. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Risks Relating to Characteristics of the Floating Interest Rate
The Floating Interest Rate, and Therefore the Market Value of, and Return on, the Notes, May be Volatile and Will Be Affected by a Number of Factors
The Floating Interest Rate and market value of the Notes are subject to volatility due to a variety of factors, including but not limited to:
•	interest and yield rates in the market;
•	changes in, or perceptions about, 2-Year U.S. Dollar SOFR ICE Swap Rate or the Secured Overnight Financing Rate (“SOFR”);
•	general economic conditions;
•	policies of the U.S. Federal Reserve Board regarding interest rates;
•	sentiment regarding underlying strength in the U.S. and global economies;
•	expectations regarding the level of price inflation;
•	sentiment regarding credit quality in the U.S. and global credit markets;
•	inflation and expectations concerning inflation;
•	performance of capital markets; and
•
geopolitical conditions and economic, financial, political, regulatory, judicial, military, public health or other events that affect markets generally and that may affect the 2-Year U.S. Dollar SOFR ICE Swap Rate or SOFR.

The impact of these and other factors may enhance or offset some or all of the changes resulting from another factor or factors. A lower 2-Year U.S. Dollar SOFR ICE Swap Rate will result in the Interest Rate decreasing to a level equal to or less than the Minimum Rate specified under “Summary” herein.
The Floating Interest Rate May Be Modified or Discontinued, Which Could Adversely Affect the Market Value of, and Return on, the Notes
The Floating Interest Rate represents the fixed rate of interest payable on a hypothetical interest rate swap. In such a hypothetical swap, a fixed rate of interest is exchangeable for a floating rate based on SOFR (compounded in arrears for twelve months using standard market conventions), each payable annually on an Actual/360 day count basis (i.e. interest accrues based on the actual number of days elapsed in a year assumed to be 360 days). SOFR is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The Floating Interest Rate is published by the ICE Benchmark Administration Limited (the “IBA”) and SOFR is published by the Federal Reserve Bank of New York (“FRBNY”). We have no control over the determination, calculation or publication of the Floating Interest Rate or SOFR and there can be no guarantee that the Floating Interest Rate and/or SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to your interest in the Notes. Because the Floating Interest Rate and SOFR are relatively new, there may be a greater likelihood of changes to the methods pursuant to which they are determined than there would be if they had longer publication histories. Any changes to the manner in which the Floating Interest Rate or SOFR is calculated could adversely affect the market value of, and return on, the Notes. Additionally, if the Calculation Agent determines that the Floating Interest Rate has been permanently discontinued, then, notwithstanding anything to the contrary in the accompanying prospectus supplement, the Calculation Agent may select an alternative rate that it determines represents the same or a substantially similar measure or benchmark as the Floating Interest Rate, as described further herein under “Information About the Floating Interest Rate — Discontinuance of the Floating Interest Rate” (a “Successor Floating Interest Rate”). If the Calculation Agent selects a Successor Floating Interest Rate, it may make adjustments to the terms of the Notes as appropriate to account for differences with the Successor Floating Interest Rate. There can be no assurance that the characteristics of any Successor Floating Interest Rate will be similar to the Floating Interest Rate (or the then-current reference rate that it is replacing) or that any related changes to the terms of the Notes by the Calculation Agent will produce the economic equivalent of the Floating Interest Rate (or the then-current reference rate that it is replacing). The use of a Successor Floating Interest Rate may result in a return on the Notes that is substantially lower than or that does not otherwise correlate over time with the payment that would have been made had the Floating Interest Rate (or the then-current reference rate that it is replacing) remained available in its current form. In such a situation, the Calculation Agent may have a conflict of interest in making any such decision, which could adversely affect the market value of, and return on, the Notes.

There is Limited Historical Data Regarding the Floating Interest Rate and SOFR and the Future Performance of the Floating Interest Rate and SOFR Cannot Be Predicted Based on Historical Performance
The Floating Interest Rate was first published by the IBA in November 2021. Similarly, the FRBNY began to publish SOFR in April 2018, though the FRBNY has also published indicative historical SOFR going back to August 2014. Accordingly, both the Floating Interest Rate and SOFR have limited historical performance. You should not rely on any historical changes or trends in the Floating Interest Rate or SOFR (whether based on actual or indicative historical data). The future performance of the Floating Interest Rate and SOFR cannot be predicted based on their past performance, and the performance of the Floating Interest Rate and SOFR during the term of the Notes may bear little or no relation to their limited historical performance. Since the initial publication of the Floating Interest Rate and SOFR, daily changes in SOFR have, on occasion, been more volatile than daily changes in comparable benchmark or market rates. As a result, the return on the Notes may fluctuate to a larger degree than floating-rate securities that are linked to less volatile rates.
Risks Relating to General Credit Characteristics
Your Investment is Subject to the Credit Risk of the Bank
The Notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus and accompanying prospectus supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including the return of the Principal Amount at maturity depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.
 The COVID-19 Virus May Have an Adverse Impact on the Bank
On March 11, 2020, the World Health Organization declared the outbreak of a strain of novel coronavirus disease, COVID-19, a global pandemic. Governments in affected areas have imposed a number of measures designed to contain the outbreak, including business closures, travel restrictions, quarantines and cancellations of gatherings and events. The spread of COVID-19 has had disruptive effects in countries in which the Bank operates and the global economy more widely, as well as causing increased volatility and declines in financial markets. COVID-19 has materially impacted and continues to materially impact the markets in which the Bank operates. If the pandemic is prolonged, or further diseases emerge that give rise to similar effects, the adverse impact on the global economy could deepen and result in further declines in financial markets. A substantial amount of the Bank’s business involves making loans or otherwise committing resources to specific companies, industries or countries. The COVID-19 pandemic’s impact on such borrowers, industries and countries could have a material adverse effect on the Bank’s financial results, businesses, financial condition or liquidity. The COVID-19 pandemic may also result in disruption to the Bank’s key suppliers of goods and services and result in increased unavailability of staff adversely impacting the quality and continuity of service to customers and the reputation of the Bank. As a result, the business, results of operations, corporate reputation and financial condition of the Bank could be adversely impacted for a substantial period of time.
Risks Relating to Liquidity and Secondary Market Price Considerations
The Price at Which the Notes May Be Sold Prior to Maturity Depends on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased
The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) volatility of the level of interest rates and the market’s perception of future volatility of the level of interest rates, (ii) changes in interest rates generally, (iii) any actual or anticipated changes in our credit ratings or credit spreads, and (iv) time remaining to maturity.
Depending on the actual or anticipated level of interest rates, the market value of the Notes may decrease and you may receive substantially less than the Principal Amount if you sell your Notes prior to maturity.

The Inclusion of Dealer Spread and Projected Profit from Hedging in the Price of the Notes is Likely to Adversely Affect Secondary Market Prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which SCUSA or any other party is willing to purchase the Notes at any time in secondary market transactions will likely be significantly lower than the Principal Amount, since secondary market prices are likely to exclude underwriting commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes that are included in the price of the Notes. The cost of hedging includes the projected profit that we and/or our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by SCUSA as a result of dealer discounts, mark-ups or other transaction costs.
The Notes Lack Liquidity
The Notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Notes. SCUSA or any other dealer may, but is not obligated to, make a market in the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which SCUSA, if they choose to make a market in the Notes, is willing to purchase the Notes from you. If at any time SCUSA or any other dealer were not to make a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.
Risks Relating to Hedging Activities and Conflicts of Interest
We, our Subsidiaries or Affiliates may Publish Research that Could Affect the Market Value of the Notes. We also expect to Hedge Our Obligations under the Notes
We or one or more of our affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally and the Floating Interest Rate specifically. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the market value of the Notes. In addition, we or one or more affiliates expect to hedge our obligations under the Notes and may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction.
Trading and Business Activities by The Bank or its Affiliates May Adversely Affect the Market Value of the Notes
As described below under “Use of Proceeds and Hedging”, we or one or more affiliates may but are not required to, hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in U.S. Dollar SOFR ICE Swap Rates (including the 2-year term) and SOFR, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. There can be no assurance that any hedging transaction we or our affiliates may undertake with respect to our exposure under the Notes will be successful or will be maintained over the term of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the 2-Year U.S. Dollar SOFR ICE Swap Rate and SOFR and may also engage in trading activities related to the 2-Year U.S. Dollar SOFR ICE Swap Rate and SOFR that are not for the account of holders of the Notes or on their behalf.
These trading and business activities may present a conflict between your interest in the Notes and the interest we, SCUSA, and our other affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes and could adversely affect the market value of, and return on, the Notes.

There Are Potential Conflicts of Interest Between You and the Calculation Agent
The Calculation Agent will, among other things, determine the Floating Interest Rate and decide the amount of your payment for any Interest Payment Date on the Notes. Our affiliate, Scotia Capital Inc., will serve as the Calculation Agent. We may change the Calculation Agent after the Original Issue Date without notice to you. For additional information as to the Calculation Agent’s role, see “Summary — Calculation Agent” herein. The Calculation Agent will exercise its judgment when performing its functions. Because determinations made by the Calculation Agent may affect payments on the Notes, the Calculation Agent may have a conflict of interest if it needs to make any such determination.
In addition, and without limiting the generality of the previous paragraph, the Calculation Agent may choose a successor rate in certain circumstances as described under “Information About the Floating Interest Rate” herein. For the avoidance of doubt, any decision made by the Calculation Agent will be effective without consent from the holders of the Notes or any other party. Potential conflicts of interest may exist between the Bank, the Calculation Agent and holders of the Notes. All determinations made by the Calculation Agent in such a circumstance will be conclusive for all purposes and binding on the Bank and holders of the Notes. In making these potentially subjective determinations, the Bank and/or the Calculation Agent may have economic interests that are adverse to your interests, and such determinations may adversely affect the market value of, and return on, your Notes.

INFORMATION ABOUT THE FLOATING INTEREST RATE
“2-Year U.S. Dollar SOFR ICE Swap Rate” means, as of any Interest Determination Date, the rate for U.S. dollar swaps with a maturity of 2 years commencing as of such Interest Determination Date, as displayed on Bloomberg page “USISSO02” (or any successor service or page, as determined by the Calculation Agent) as of 11:00 a.m., New York City time, on such Interest Determination Date. 2-Year U.S. Dollar SOFR ICE Swap Rate measures the fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a maturity of 2 years. In such a hypothetical swap transaction, the fixed rate of interest, payable annually on an Actual/360 day count basis, is exchangeable for a floating payment stream based on SOFR (compounded in arrears for twelve months using standard market conventions) that is also payable annually on an Actual/360 day count basis. SOFR, as discussed further below, is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. With an Actual/360 day count basis, interest accrues based on the actual number of elapsed days in a hypothetical year assumed to be 360 days. 2-Year U.S. Dollar SOFR ICE Swap Rate is administered, calculated and maintained by the IBA.
The discussion below regarding the unavailability and discontinuance of the Floating Interest Rate supersedes any comparable discussion in the accompanying prospectus supplement.
For a more complete discussion of the 2-Year U.S. Dollar SOFR ICE Swap Rate, see theice.com/iba/ice-swap-rate. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not conducted any independent review or due diligence of any publicly available information with respect to the 2-Year U.S. Dollar SOFR ICE Swap Rate.
Unavailability of the Floating Interest Rate
Notwithstanding anything to the contrary in the accompanying prospectus supplement, if the 2-Year U.S. Dollar SOFR ICE Swap Rate (or the then-current Successor Floating Interest Rate) is not displayed on the relevant designated screen or page by 11:00 A.M., New York City time (or such other applicable time in the case of a Successor Floating Interest Rate), on an Interest Determination Date, then the Floating Interest Rate will be determined by the Calculation Agent, after consulting such sources as the Calculation Agent deems comparable to the foregoing Bloomberg page, or any other source it deems reasonable.
Discontinuance of the Floating Interest Rate
Notwithstanding anything to the contrary in the accompanying prospectus supplement, if the calculation and publication of the 2-Year U.S. Dollar SOFR ICE Swap Rate is permanently discontinued, then the Calculation Agent may identify an alternative rate that it determines represents the same or a substantially similar measure or benchmark as the 2-Year U.S. Dollar SOFR ICE Swap Rate (a “Successor Floating Interest Rate”). Thereafter, the Calculation Agent will determine the Floating Interest Rate for that (and any subsequent) Interest Determination Date by reference to such Successor Floating Interest Rate.
Upon the selection of a Successor Floating Interest Rate by the Calculation Agent, references in this pricing supplement to the 2-Year U.S. Dollar SOFR ICE Swap Rate (including, for the avoidance of doubt, the provisions relating to its unavailability or discontinuance) will instead be deemed to refer to the Successor Floating Interest Rate for all purposes, including the determination of the Floating Interest Rate (and, therefore, interest payable on the Notes). If the Calculation Agent selects a Successor Floating Interest Rate, the Calculation Agent may make adjustments to the terms of the Notes for any technical, administrative or operational changes (including changes to the timing and frequency of determining the Floating Interest Rate, the Interest Payment Dates, the Minimum Rate and other administrative matters) that it determines are appropriate in light of the Successor Floating Interest Rate.

SOFR
All disclosures contained herein regarding the Secured Overnight Financing Rate (“SOFR”), including, without limitation, its make-up and method of calculation, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by the FRBNY. SOFR is published by the FRBNY, but the FRBNY has no obligation to continue to publish, and may discontinue publication of, SOFR. Neither we nor any of our affiliates accepts any responsibility for the calculation, maintenance or publication of SOFR or any successor or replacement rate.
SOFR is published by the FRBNY and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The FRBNY reports that SOFR includes all trades in the “Broad General Collateral Rate” (as defined on the FRBNY’s Website), plus bilateral Treasury repurchase agreement transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of the Depository Trust and Clearing Corporation (“DTCC”). SOFR is filtered by the FRBNY to remove a portion of the foregoing transactions considered to be “Specials”, which are repurchases for specific-issue collateral, which take place at cash-lending rates below those for general collateral repurchases because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.
The FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon (“BNYM”) as well as General Collateral Finance repurchase agreement transaction data and data on bilateral Treasury repurchase transactions cleared through the FICC’s delivery-versus-payment service. The FRBNY notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC. The FRBNY notes on its publication page for SOFR that use of SOFR is subject to important limitations and disclaimers, including that the FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. SOFR is published at approximately 8:00 a.m. (New York time) on each U.S. Government Securities Business Day for trades made on the immediately preceding U.S. Government Securities Business Day. As used herein “U.S. Government Securities Business Day” means any day other than a Saturday, Sunday or day on which The Securities Industry and Financial Markets Association’s U.S. holiday schedule recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities. If the FRBNY discovers errors in the transaction data provided by either BNYM or DTCC, or in the calculation process, subsequent to the rate publication but on that same day, SOFR and accompanying summary statistics may be republished at approximately 2:30 p.m. (New York time). Similarly, if transaction data from BNYM or DTCC had previously not been available in time for publication, but became available later in the day, SOFR may be republished at approximately 2:30 p.m. (New York time). Rate revisions will only be effected on the same day as initial publication and will only be republished if the change in the rate exceeds one basis point (0.01%), though the FRBNY will review this revision threshold periodically and could modify it after any such review.
If data for a given market segment were unavailable for any day, then the most recently available data for that segment would be utilized, with the rates on each transaction from that day adjusted to account for any change in the level of market rates in that segment over the intervening period. SOFR would be calculated from this adjusted prior day’s data for segments where current data were unavailable, and unadjusted data for any segments where data were available. To determine the change in the level of market rates over the intervening period for the missing market segment, the New York FRBNY would use information collected through a daily survey conducted by its Trading Desk of primary dealers’ repo borrowing activity. Such daily survey would include information reported by Bank of Nova Scotia, New York Agency, as a primary dealer. If data other than those provided by BNYM or DTCC Solutions LLC are used in the calculation of SOFR, the change in source will be noted on the FRBNY’s Website when the rate is published. The description of SOFR herein does not purport to be exhaustive.
Because SOFR is published by the FRBNY based on data received from other sources, neither we nor any of our affiliates have any control over its determination, calculation or publication. There can be no guarantee that the Secured Overnight Financing Rate will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Notes. If the manner in which the Secured Overnight Financing Rate is calculated is changed, that change may result in a reduction of the amount of interest payable on the Notes and the trading prices of the Notes. If the rate at which interest accrues on any day (meaning Daily SOFR on any U.S. Government Securities Business Day during an Interest Period in the Floating Period declines to zero or becomes negative, the amount of interest payable on the Notes on the related Interest Payment Date will decline.

The FRBNY began publishing the Secured Overnight Financing Rate in April 2018. The FRBNY has also published historical indicative Secured Overnight Financing Rates going back to August 2014. Investors should not rely on any historical changes or trends in the Secured Overnight Financing Rate as an indicator of future changes in the Secured Overnight Financing Rate. Also, since the Secured Overnight Financing Rate is relatively new, the Notes are not expected to have established trading market when issued, and an established trading market may never develop or may not be very liquid. Market terms for debt securities, like the Notes, that reference SOFR, such as the Spread over SOFR reflected in interest rate provisions, may evolve over time and, as a result, trading prices of the Notes may be lower than those of later-issued debt securities that reference SOFR. Similarly, if the Secured Overnight Financing Rate does not prove to be widely used in securities like the Notes, the trading price of the Notes may be lower than those of notes linked to indices that are more widely used. Investors in the Notes may not be able to sell the Notes at all or may not be able to sell the Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.
For a more complete discussion of SOFR, see the website of the FRBNY, currently at newyorkfed.org or any successor website (the “FRBNY’s Website”) and apps.newyorkfed.org/markets/autorates/sofr. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not conducted any independent review or due diligence of any publicly available information with respect to SOFR.

HISTORICAL PERFORMANCE OF 2-YEAR U.S. DOLLAR SOFR ICE SWAP RATE
We obtained the information regarding the historical performance of 2-Year U.S. Dollar SOFR ICE Swap Rate in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg and have not undertaken an independent review or due diligence of the information. The historical performance of the 2-Year U.S. Dollar SOFR ICE Swap Rate should not be taken as an indication of its future performance, and no assurance can be given as to the future performance of the 2-Year U.S. Dollar SOFR ICE Swap Rate. We cannot give you assurance that the performance of the 2-Year U.S. Dollar SOFR ICE Swap Rate will result in any positive return on your investment.
Publication of the 2-Year U.S. Dollar SOFR ICE Swap Rate began on November 18, 2021. Accordingly, the 2-Year U.S. Dollar SOFR ICE Swap Rate has limited historical performance and an investment with a return based on its performance may be more risky than a comparable investment with a return based on the performance of an interest rate with a more established record of performance. The future performance of the 2-Year U.S. Dollar SOFR ICE Swap Rate cannot be predicted based on its historical performance and may bear little or no relation to its historical performance.
As of June 22, 2022, the 2-Year U.S. Dollar SOFR ICE Swap Rate was 3.176%. The graph below sets forth the historical performance of the 2-Year U.S. Dollar ICE Swap Rate from November 18, 2021 through June 22, 2022. Because the 2-Year U.S. Dollar SOFR ICE Swap Rate on June 22, 2022 (which was the Interest Determination Date applicable to the first Interest Period) was less than the Minimum Rate, the Floating Interest Rate for the first Interest Period will be equal to the Minimum Rate. Past performance of the 2-Year U.S. Dollar SOFR ICE Swap Rate is not indicative of future performance of the 2-Year U.S. Dollar SOFR ICE Swap Rate.
2-Year U.S. Dollar SOFR ICE Swap Rate

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SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
Pursuant to the terms of a distribution agreement, SCUSA, an affiliate of the Bank, has agreed to purchase the Notes from the Bank at the Principal Amount and, as part of the distribution of the Notes, has agreed to sell the Notes to other registered broker-dealers at a discount equal to the discount per Principal Amount of the Notes indicated on the cover hereof. The Notes were offered to the public at the price to public specified on the cover hereof.
In addition, SCUSA or another of its affiliates or agents may use the accompanying prospectus and accompanying prospectus supplement to which this pricing supplement relates in market-making transactions after the initial sale of the Notes. While SCUSA may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.
The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Original Issue Date.
Conflicts of Interest
Because SCUSA is an affiliate of the Bank, SCUSA has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. SCUSA is not permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
SCUSA and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. SCUSA and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, SCUSA and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. SCUSA and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
PROHIBITION OF SALES TO EUROPEAN ECONOMIC AREA RETAIL INVESTORS
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
PROHIBITION OF SALES TO UNITED KINGDOM RETAIL INVESTORS
The only categories of person in the United Kingdom to whom this pricing supplement may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This pricing supplement is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this pricing supplement relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This pricing supplement may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to the Bank. The notes are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

TAX REDEMPTION
The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price equal to the Principal Amount thereof together with accrued and unpaid interest to the date fixed for redemption, upon the giving of a notice as described below, if:
•
as a result of, (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws, or any regulations thereunder, or any application or interpretation thereof, of Canada, or any political subdivision or taxing authority thereof or therein, affecting taxation; (ii) any judicial decision, administrative pronouncement, published or private ruling, regulatory procedure, rule, notice, announcement, assessment or reassessment (including any notice or announcement of intent to adopt or issue such decision, pronouncement, ruling, procedure, rule, notice, announcement, assessment or reassessment) (collectively, an “administrative action”); or (iii) any amendment to, clarification of, or change (including any announced prospective change) in, the official position with respect to or the interpretation of any administrative action or any interpretation or pronouncement that provides for a position with respect to such administrative action that differs from the theretofore generally accepted position, in each case (i), (ii) or (iii), by any legislative body, court, governmental authority or agency, regulatory body or taxing authority, irrespective of the manner in which such amendment, clarification, change, administrative action, interpretation or pronouncement is made known, which amendment, clarification, change or administrative action is effective or which interpretation, pronouncement or administrative action is announced on or after the Trade Date, there is more than an insubstantial risk (assuming any proposed or announced amendment, clarification, change, interpretation, pronouncement or administrative action is effective and applicable) that the Bank is, or may be, subject to more than a de minimis amount of additional taxes, duties or other governmental charges or civil liabilities because the treatment of any of its items of income, taxable income, expense, taxable capital or taxable paid up capital with respect to the Notes (including the treatment by the Bank of interest on the Notes) or the treatment of the Notes, as or as would be reflected in any tax return or form filed, to be filed, or otherwise could have been filed, will not be respected by a taxing authority

•
as a result of any change (including any announced prospective change) in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the Trade Date (or, in the case of a successor to the Bank, after the date of succession), and which in the written opinion to the Bank (or its successor) of legal counsel of recognized standing has resulted or will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which interest is due, additional amounts with respect to the Notes; or

•
on or after the Trade Date (or, in the case of a successor to the Bank, after the date of succession), any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada (or the jurisdiction of organization of the successor to the Bank) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to the Bank (or its successor), or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the Bank (or its successor) of legal counsel of recognized standing, will result (assuming, in the case of any announced prospective change, that such change, amendment, application, interpretation or action is applied to the Notes by the taxing authority and that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which interest is due, additional amounts with respect to the Notes;

and, in any such case, the Bank (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor).

In the event the Bank elects to redeem the Notes pursuant to the provisions set forth in the preceding paragraph, it shall deliver to the Trustees a certificate, signed by an authorized officer, stating (i) that the Bank is entitled to redeem such Notes pursuant to their terms and (ii) the Principal Amount of the Notes to be redeemed.
Notice of intention to redeem such Notes will be given to holders of the Notes not more than 45 nor less than 30 days prior to the date fixed for redemption and such notice will specify, among other things, the date fixed for redemption, and on or promptly after the redemption date, it will give notice of the redemption price.
MATERIAL CANADIAN INCOME TAX CONSEQUENCES
The following is a summary of the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires, as beneficial owner, Notes, including entitlements to all payments thereunder, pursuant to this pricing supplement, and who, at all relevant times, for purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Act”) is not, and is not deemed to be, resident in Canada; deals at arm’s length with the Bank, and with any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Notes; does not use or hold the Notes in a business carried on in Canada; is not a “specified shareholder” and is not a person who does not deal at arm’s length with a “specified shareholder” (as defined for purposes of subsection 18(5) of the Act) of the Bank; and does not receive any payment of interest on the Notes in respect of a debt or other obligation to pay an amount to a person with whom the Bank does not deal at arm’s length (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere.
This summary is based upon the current provisions of the Act and an understanding of the current administrative practices and assessing policies of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Act publicly announced by or on behalf of the Minister of Finance prior to the date hereof (the “Proposals”) and assumes that all Proposals will be enacted in the form proposed. However, no assurance can be given that the Proposals will be enacted as proposed or at all. This summary does not otherwise take into account any changes in law or in administrative practices or assessing policies, whether by legislative, administrative or judicial action, nor does it take into account any provincial, territorial or foreign income tax considerations, which may differ from those discussed herein.
This summary is of a general nature only and is not intended to be legal or tax advice to any particular purchaser. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, purchasers of the Notes should consult their tax advisors with respect to their particular circumstances.
Currency Conversion
Generally, for purposes of the Act, all amounts relating to the acquisition, holding or disposition of the Notes not denominated in Canadian dollars must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Act. The amounts subject to withholding tax and any capital gains or capital losses realized by a Non-Resident Holder may be affected by fluctuations in the relevant exchange rate.
Notes
No Canadian withholding tax will apply to interest or principal paid or credited to a Non-Resident Holder by the Bank or to proceeds received by a Non-Resident Holder on the disposition of a Note, including on a redemption, payment on maturity, repurchase or purchase for cancellation.
No other tax on income or gains will be payable by a Non-Resident Holder on interest or principal, or on proceeds received by a Non-Resident Holder on the disposition of a Note, including on a redemption, payment on maturity, repurchase or purchase for cancellation.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion summarizes the material U.S. federal income tax consequences to U.S. Holders of the purchase, beneficial ownership and disposition of the Notes.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Note that is:
•	an individual who is a citizen or a resident of the United States, for U.S. federal income tax purposes;
•
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•
a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons, for U.S. federal income tax purposes, have the authority to control all of its substantial decisions.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States for U.S. federal income tax purposes by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one third of the days present in the immediately preceding year, and one sixth of the days present in the second preceding year).
This summary is based on interpretations of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may materially and adversely affect the U.S. federal income tax consequences described herein. In addition, this summary addresses only U.S. Holders that purchase Notes at initial issuance, and own Notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security” or a “conversion transaction” for U.S. federal income tax purposes or as part of some other integrated investment. This summary does not discuss all of the tax consequences (such as any alternative minimum tax consequences) that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as banks, thrifts or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; regulated investment companies or real estate investment trusts; small business investment companies; S corporations; partnerships; or investors that hold their Notes through a partnership or other entity treated as a partnership for U.S. federal income tax purposes; U.S. Holders whose functional currency is not the U.S. dollar; certain former citizens or residents of the United States; retirement plans or other tax-exempt entities, or persons holding the Notes in tax-deferred or tax-advantaged accounts; persons that purchase or sell the Notes as part of a wash sale for tax purposes; or “controlled foreign corporations” or “passive foreign investment companies” for U.S. federal income tax purposes). This summary also does not address the tax consequences to any holder that is not a U.S. Holder or to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or (except as discussed above under “Material Canadian Income Tax Consequences”) non-U.S. tax consequences of the purchase, ownership or disposition of the Notes. Persons considering the purchase of Notes should consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of Notes arising under the laws of any other taxing jurisdiction.
U.S. Federal Income Tax Treatment of the Notes
While there is no authority that specifically addresses the U.S. federal income tax treatment of securities such as the Notes, the Notes should be treated as “variable rate debt instruments” as described in the accompanying prospectus under the heading “United States Taxation – Original Issue Discount – Variable Rate Debt Securities”. However, the U.S. Internal Revenue Service (the “IRS”) could assert that the Notes should be treated pursuant to some other characterization for U.S. federal income tax purposes. If the Notes were treated as other than variable rate debt instruments, your U.S. federal income tax consequences in respect of the notes could be materially different from those described herein. You should consult with your own tax advisors regarding the appropriate characterization of the notes for U.S. federal income tax purposes.
Sale, Exchange, Early Redemption or Maturity of the Notes

On a taxable disposition of a Note, you should generally recognize taxable gain or loss equal to the difference between (1) the amount realized on such taxable disposition (other than amounts attributable to accrued but untaxed interest, which will be taxable as such) and (2) your adjusted tax basis in the Note. Your adjusted tax basis in a Note generally will equal your cost of the Note. Because the Note is held as a capital asset, as defined in Section 1221 of the Code, such gain or loss generally should constitute capital gain or loss. Capital gain of a noncorporate U.S. Holder is generally taxed at preferential rates where such holder has a holding period of greater than one year. The deductibility of a capital loss realized on the taxable disposition of a Note is subject to limitations.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that your Notes should be treated in the manner described above. However, the U.S. federal income tax treatment of the Notes is uncertain. We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. We urge you to consult your tax advisor as to the tax consequences of your investment in the Notes.
Medicare Tax on Net Investment Income
U.S. Holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax with respect to your investment in the Notes.
Specified Foreign Financial Assets
Certain U.S. Holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this reporting obligation to your ownership of the Notes.
Backup Withholding and Information Reporting
Interest paid on the Notes, and proceeds received from a taxable disposition of the Notes, will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding if you fail to provide certain identifying information (such as an accurate taxpayer number) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
You should consult your tax advisor as to the federal, state, local and other tax consequences of acquiring, holding and disposing of the Notes and receiving payments under the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank).

USE OF PROCEEDS AND HEDGING
We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus supplement under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.
In anticipation of the sale of the Notes, we or our affiliates expect, but are not required, to enter into hedging transactions involving purchases of securities or over-the-counter derivative instruments. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.
We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those similar securities. We or our affiliates may close out our or their hedge on or before the Maturity Date.
The hedging activity discussed above may adversely affect the market value of and return on the Notes. See “Additional Risk Factors — Risks Relating to Hedging Activities and Conflicts of Interest” and “Supplemental Plan of Distribution (Conflicts of Interest)” herein for a discussion of these adverse effects.

VALIDITY OF THE NOTES
In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to the Bank, when the Notes offered by this pricing supplement have been executed and issued by the Bank and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of the Bank, enforceable against the Bank in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the Bank, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated February 28, 2022 filed with the SEC as an exhibit to the Current Report on Form 6-K on March 1, 2022.
In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 27, 2021, which has been filed as Exhibit 5.2 to the Bank’s Form F-3/A filed with the SEC on December 27, 2021.